SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

IMMUCOR, INC
(Exact Name of Registrant as Specified in Its Charter)

Georgia	22-2408354
(State of Incorporation or Organization)	(IRS Employer Identification No.)

3130 Gateway Drive,
Norcross, Georgia	30071
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange and is effective pursuant to General Instruction A.(c), check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:    (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to	Name of Each Exchange on Which
be so Registered	Each Class is to be Registered

Common Stock Purchase Rights	The Nasdaq Stock Market LLC

Securities to be registered pursuant to Section 12(g) of the Act: None

INFORMATION REQUIRED IN REGISTRATION STATEMENT

This amendment amends and supplements that certain amended Registration Statement on Form 8-A initially filed with the Securities and Exchange Commission on April 19, 1999 (the “Registration Statement”) by Immucor, Inc.

Item 1.           Description of Registrant’s Securities to be Registered.

On July 2, 2011, Immucor, Inc., a Georgia corporation (the “Company”), IVD Holdings Inc, a Delaware corporation (“Parent”) and affiliate of TPG Partners VI, L.P., and IVD Acquisition Corporation, a Georgia corporation and a wholly owned subsidiary of Parent (“Purchaser”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, among other things, Purchaser will commence a tender offer (the “Offer”) no later than July 15, 2011 to acquire all of the outstanding shares of common stock, $0.10 par value per share, of the Company (the “Shares”) at a purchase price of $27.00 per share in cash, subject to required withholding taxes and without interest (the “Offer Price”).  Upon successful completion of the Offer, Purchaser will merge with and into the Company (the “Merger”) and the Company will become a wholly-owned subsidiary of Parent. The Merger Agreement also provides that the Merger may be consummated regardless of whether the Offer is completed, but if the Offer is not completed, the Merger will only be consummated after the shareholders of the Company have approved the Merger Agreement at a meeting of shareholders.  In the Merger, each outstanding Share (other than (i) Shares owned by Parent, Purchaser or the Company and (ii) Shares as to which dissenters rights have been perfected (and not withdrawn) in accordance with applicable law) will be converted into the right to receive cash in an amount equal to the Offer Price.

Prior to entering into the Merger Agreement, the Company’s board of directors approved, and the Company entered into, an amendment to the Amended and Restated Shareholder Rights Agreement, dated as of November 20, 2001 and as amended effective April 20, 2009, by and between the Company and Computershare Trust Company, N.A. (as successor to Equiserve Trust Company, N.A.) (the “Rights Plan”), with the purpose and intent of rendering the Rights Plan inapplicable to the Offer, the Top-Up Option, the Merger (as such terms are defined in the Merger Agreement), the Merger Agreement and any other transaction with Parent, Purchaser or their affiliates contemplated by the Merger Agreement, and to cause the Rights Plan to terminate immediately prior to the effective time of the Merger. The foregoing description of the amendment to the Rights Plan is not complete and is qualified in its entirety by reference to Amendment No. 2 to Amended and Restated Shareholder Rights Plan, which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

Item 2.           Exhibits.

Exhibit Number	Description of Exhibit
4.1
Amendment No. 2 dated as of  July 2, 2011 to Amended and Restated Shareholder Rights Agreement, dated as of November 20, 2001 and as amended effective April 20, 2009, by and between the Company and Computershare Trust Company, N.A. (as successor to Equiserve Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 5, 2011).

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

IMMUCOR, INC.

Date: July 5, 2011	By:	/s/ Philip H. Moïse
Philip H. Moïse
Executive Vice President and General Counsel